IMAX CORPORATION

EXHIBIT 10.30

Andrew Cripps Renewal – Term Sheet

January 23, 2014

Term: Indefinite - Full time/Permanent

Base salary: £500,000 - eligible for annual review as part of regular company cycle starting Q1 2015.

Bonus target: 70%. Bonus is discretionary, based 50% on company performance and 50% on personal performance

LTIP:

Q1 2014: $65,000 worth of RSUs (20/25/25/30 4 year vest)

Q1 2015: $75,000 worth of RSUs (20/25/25/30 4 year vest)

Effective Q1 2016 will participate as a “regular” employee in the standard LTIP grant process.

Benefits: We will continue to pay for health benefits, life insurance and pension. If Andrew reaches a pension cap we will contribute the same amount as we currently are to his pension to a Life Insurance product or something else instead.

Car allowance: No change to current £850 per month + expenses

Termination/Severance: In the case of termination without cause, we will provide Andrew with working notice or pay in lieu of notice equal to six months +1 month of base salary and benefits for every full year of service from the effective date of the new agreement to a max of 12 months in total.

Resignation: Andrew will be required to provide us with 6 months’ notice of resignation

Non-compete / confidentiality / non-solicit: We will get as much protection for IMAX as possible under UK law